PROQUEST COMPANY

SEPARATION BENEFITS PLAN

(Conformed Copy Including All Amendments Effective Through January 1, 2004)

TABLE OF CONTENTS

                                                                          Page

SECTION 1	Introduction	1
1.1	Purpose	1
1.2	Effective Date, Plan Year	1
1.3	Administration	1
SECTION 2	Definitions	1
2.1	Administrator	1
2.2	Annual Pay	2
2.3	Company	2
2.4	Employee	2
2.5	Years of Service	2
2.6	Nonexempt and Exempt Participants	3
2.7	Participant	3
2.8	Plan	3
2.9	Subsidiary	3
2.10	Weekly Pay	3
SECTION 3	Participation	3
SECTION 4	Separation Benefits	4
4.1	Eligibility for Separation Benefits	4
4.2	Separation Pay Benefits	4
4.3	Method of Payment of Separation Pay Benefits	4
4.4	Continued Benefit Plan Coverage	4
4.5	Accrued Vacation Benefits	5
4.6	Death Benefits	5
4.7	Cause	5
4.8	Involuntary Termination Due to Job Relocation	6
4.9	Profit Sharing Retirement Plan Contributions	6
4.10	Reemployment	6
4.11	Acquisition Activity	6
SECTION 5	Bonus Plan Benefits	6
SECTION 6	Claims for Benefits	7
SECTION 7	Miscellaneous	7
7.1	Withholding of Taxes	7
7.2	Amendment or Termination	7
7.3	No Right to Company Assets	7
7.4	Selling or Closing of a Unit	8
7.5	Information to be Furnished by Participant	8
7.6	Employment Rights	8
7.7	Evidence	8
7.8	Uniform Rules	8
7.9	Gender and Number	9

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TABLE OF CONTENTS

(continued)

                                                                          Page

7.10	Action by Company or any Subsidiary	9
7.11	Controlling Laws	9
7.12	Interests Not Transferable	9
7.13	Mistake of Fact	9
7.14	Severability	9
7.15	Vesting	9
7.16	Headings and Counterparts	9
EXHIBIT A		1

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PROQUEST COMPANY

SEPARATION BENEFITS PLAN

SECTION 1

Introduction

1.1	Purpose

ProQuest Company (the “Company”), formerly known as Bell & Howell Company, and certain of its Subsidiaries maintain ProQuest Company Separation Benefits Plan (the “Plan”). The Plan was established effective May 1, 1991 to provide separation and other benefits to eligible U.S. employees, and the Plan was amended from time to time.

1.2	Effective Date, Plan Year

The “Effective Date” of the Plan is January 1, 2004. The Plan applies to Employees who are Participants in the Plan on and after January 1, 2004. Separation benefits provided by any participant who terminated employment before January 1, 2004 shall be governed by the terms of the Plan as in effect on the date of termination. The “Plan Year” is the 12-month period beginning on January 1 and ending on the next following December 31.

1.3	Administration

The Company shall be the “Administrator” of the Plan and the “named fiduciary” within the meaning of such terms as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Administrator, from time to time, may adopt such rules as may be necessary or desirable for the proper and efficient run of the Plan and as are consistent with the terms of the Plan. The Administrator may also appoint such individuals to act as the Administrator’s representatives as the Administrator considers necessary or desirable for the effective administration of the Plan. Any notice or document required to be given or filed with the Administrator will be properly given or filed if delivered or mailed, by registered mail, postage prepaid, to the Human Resources Officers of the Company or the Human Resources officers of the Subsidiary with which the Participant is employed. The Administrator shall have the discretionary authority to construe the terms of the Plan and to conclusively determine claims for Plan benefits. The decisions of the Administrator shall be final and conclusive with respect to all questions concerning the administration of the Plan.

SECTION 2

Definitions

2.1	Administrator

The term “Administrator” means the Company.

2.2	Annual Pay

The term “Annual Pay” shall mean the sum of the following:

2.2.1	the Participant’s annual base salary rate, and

2.2.2    sales commissions, if applicable, such amount to be the average of the Participant’s commissions over the three (3) prior full calendar years (or fiscal years, if applicable); in the event there is no three (3) full years prior history, the sales commissions for purposes of computing Annual Pay shall be the average of the prior two (2) full calendar years or the amount in the prior year if a two (2) full year average is not available.

A Participant’s Annual Pay shall be the aggregate amount determined under subsections 2.2.1 and 2.2.2. immediately prior to the date the Participant’s employment terminates.

2.3	Company

The term “Company” means ProQuest Company.

2.4	Employee

The term “Employee” means a regular, active, full time, U.S. employee of the Company or the Subsidiary by which he is employed, but excluding the following:

2.4.1    any employee who is a member of a unit represented by a collective bargaining representative with respect to terms and conditions of employment, provided that the collective bargaining agreement does not require extension of the Plan to members of such unit, and

2.4.2    any employee who is a temporary employee including, but not limited to, an employee hired to work on a project basis.

A “full time” employee means an employee with a regularly scheduled workweek of at least 40 hours. An employee whose regularly scheduled workweek is less than 40 hours is considered part time and is not covered by the Plan.

An employee on leave of absence at the time of termination of employment is not deemed to be an active employee and therefore is not eligible to participate in the Plan.

The Company reserves the right to designate as Employees for purposes of the Plan individuals employed by the Company or by a Subsidiary who do not satisfy the definition of Employee set forth above.

2.5	Years of Service

The term “Years of Service” shall mean the number of continuous and uninterrupted full years that the Participant was employed by the Company and/or any Subsidiary ending on the date the Participant’s employment is terminated.

2.6	Nonexempt and Exempt Participants

The term “Nonexempt Participant” means a Participant who is determined by the Company or the Subsidiary by which he is employed to be nonexempt for purposes of the Fair Labor Standards Act. The term “Exempt Participant” means all other Participants.

2.7	Participant

The term “Participant” means any Employee who becomes covered under the Plan in accordance with the provisions of Section 3. No Participant in this Plan will receive Separation Benefits under Section 4 if he is entitled to benefits from the Company pursuant to a key employee termination agreement or officer compensation continuation agreement. However, such a Participant will be entitled to vacation pay benefits under Section 4.5, health and other employee plan benefits under Section 4.4 and bonus benefits under Section 5, to the extent not provided under the key employee termination agreement or officer compensation continuation agreement.

2.8	Plan

The term “Plan” means ProQuest Company Separation Benefits Plan, as amended from time to time.

2.9	Subsidiary

The term “Subsidiary” means a U.S. subsidiary of the company eighty percent (80%) or more of the stock of which is owned, directly or indirectly, by the company.

2.10	Weekly Pay

The term “Weekly Pay” shall mean an amount equal to Annual Pay divided by fifty-two (52).

SECTION 3

Participation

As of the Effective Date, there shall be no waiting period to be a Participant under the Plan. Therefore, all Employees who are Participants on January 1, 2004 shall continue to be Participants under the Plan, and all other Employees shall become Participants on the later to occur of (i) January 1, 2004 and (ii) the date on which the Employee is employed by the Company or a Subsidiary.

SECTION 4

Separation Benefits

4.1	Eligibility for Separation Benefits

Except as provided below, in the event of an involuntary termination of employment by the Company or by a Subsidiary for any reason other than Cause (as defined in Section 4.7), or upon an involuntary termination due to job relocation (as described in Section 4.8), each Employee who becomes a Participant in accordance with Section 3 and is an Employee as of the date of termination of employment shall be eligible for Separation Pay Benefits in accordance with this Section. Notwithstanding the foregoing, Employees in the following categories will not be eligible for Separation Pay Benefits under the Plan:

4.1.1    Employees who voluntarily terminate their employment with the Company by resignation or otherwise (including retirement) prior to being terminated by the Company and employees who die while employed.

4.1.2    Employees who are terminated as a result of acts beyond the Company’s control, such as fire, flood, explosion, bombing, tornado, epidemic health crisis, earthquake or any act of God, nature, war or terrorism.

4.1.3    Employees who are eligible under another separation plan relative to acquisition activity as described in Section 4.11.

4.2	Separation Pay Benefits

The Separation Pay Benefits payable to each eligible Participant shall be two (2) weeks base pay, payable within thirty (30) days from receipt of a written termination notice. Notwithstanding any provisions contained in the Plan to the contrary, in the event a Participant executes the General Release appended to the Plan, as it may be modified from time to time by the Company, the Participant shall be entitled to the Separation Pay Benefits as set forth in Exhibit A in lieu of the Separation Pay Benefits set forth in this Section 4.2.

4.3	Method of Payment of Separation Pay Benefits

A Participant’s Separation Pay Benefits shall be paid in the form of a series of salary continuation payments at the Participant’s regular payroll period for the duration of the Participant’s benefit period as determined in accordance with Section 4.2 and Exhibit A.

4.4	Continued Benefit Plan Coverage

After a Participant’s termination of employment entitling him to Separation Benefits as described in Section 4.1, if the Participant executes a General Release as described in Section 4.2, the Company or the Subsidiary by which he was employed shall maintain in full force and effect for the benefit of the Participant and his family the medical, dental and vision coverages in which the Participant and his family participated immediately prior to his termination of employment; provided however, the Participant must pay the employee contribution at the then current rate. Such coverage shall continue for a period of weeks equal to the number of weeks for which Separation Pay Benefits are provided under Paragraph 1 of Exhibit A of the Plan. However, if continued participation of the Participant and his family is not permitted under the terms and provisions of any such plan, or would result in unfavorable tax treatment to the Company, in lieu of continued coverage thereunder the Company or the Subsidiary with which he was employed shall arrange at the employee’s expense to provide the Participant and his family with the same type of coverage (single/family) and coverage option under the Company’s medical, dental and vision plans. Notwithstanding any provisions herein to the contrary, a Participant’s family shall not be entitled to benefit plan coverage if they did not participate in such plan prior to the Participant’s termination of employment. Coverage for a Participant and his family shall only continue until the earlier of (A) the end of the applicable period as described in Exhibit A, (B) the date on which the Participant becomes eligible for medical, dental or vision coverage with another employer, (C) the date the Participant fails to pay the required premiums for coverage, (D) the date the Participant attains age 65 or becomes eligible for Medicare, (E) the date a dependent of the Participant ceases to be a dependent as defined in the medical, dental or vision plan, or (F) the Participant accepts employment in a job position which offers medical benefits. If a Participant is to have continued benefit plan coverage under this Section 4.4, he must enroll for coverage within 3 1 days after his employment with the Company terminates.

4.5	Accrued Vacation Benefits

Upon a termination of employment, as provided in Section 4.1, a Participant will receive a lump sum payment equal to the Participant’s accrued but unused vacation pay.

4.6	Death Benefits

If a Participant becomes entitled to Separation Benefits under this Section 4 but his death occurs prior to full payment of the Separation Pay Benefits provided in this Section, any amount remaining to be paid shall be paid to the Participant’s surviving spouse or, if none, to the Participant’s estate. Amounts payable to the Participant’s surviving spouse or estate shall be paid at the same time as payments would have been made to the Participant under Section 4.3.

4.7	Cause

The Company or the Subsidiary with which the Participant was employed will not make any payments under the Plan to the Participant if he is terminated for Cause, “Cause” being (i) engaging in willful, reckless or grossly negligent misconduct which its materially injurious to the Company or the Subsidiary by which he was employed, (ii) the continued failure of the Participant to perform his duties with the Company or the Subsidiary by which he was employed. (iii) termination as a result of the Company’s corrective action process, or (iv) termination for any of the activities set forth in the Company’s policies as leading to immediate termination.

4.8	Involuntary Termination Due to Job Relocation

A Participant’s termination of employment will be considered as involuntary if it is solely on account of a Participant’s election not to relocate, subsequent to a requirement by the Company or the Subsidiary by which he is employed that the Participant relocate to any facility more than fifty (50) miles from the location at which the Participant performed his duties.

4.9	Profit Sharing Retirement Plan Contributions

For the Plan year in which employment terminates, a Participant entitled to Separation Pay Benefits will also be entitled to an employer matching contribution, to the extent so provided under subsection 4.3 of the ProQuest Profit Sharing Retirement Plan, according to the formula used to determine employer contributions under the Plan.

4.10	Reemployment

If a Participant receiving Separation Pay Benefits is subsequently reemployed by the Company or a Subsidiary, any remaining Severance Pay Benefits scheduled to be paid shall be cancelled, and except as provided below no additional benefits shall be payable on account of the Participant’s termination of employment. Upon reemployment, a Participant who was receiving Severance Pay Benefits shall be treated as a new Employee for all purposes of the Plan, including for purposes of the Schedules in Exhibit A of the Plan. However, if a reemployed Participant again is involuntarily terminated and at his subsequent termination the Participant is again eligible for benefits under Section 4.1, the Participant’s Separation Pay Benefits shall be the greater of (i) any remaining payments which were unpaid following the Participant’s first termination of employment, or (ii) the Participant’s Separation Pay Benefits as determined under Section 4.2 and Exhibit A, based on his number of Years of Service since reemployment.

4.11	Acquisition Activity

In the event of an acquisition, the Company reserves the right to follow the Plan, or the severance plan of the acquired Subsidiary or Company, pursuant to the terms of the sales agreement for the acquisition. In no event, shall an Employee be eligible for benefits under more than anyone separation plan.

SECTION 5

Bonus Plan Benefits

A Participant who is also covered by a Company-sponsored bonus plan, as amended, modified, restated and superseded from time to time, shall be eligible, upon termination of employment, for benefits determined in accordance with the terms of the bonus plan(s).

SECTION 6

Claims for Benefits

It is not necessary that a Participant apply for benefits under the Plan. However, if a Participant wishes to file a claim for benefits, such claim must be in writing and filed with the Administrator or any designated delegate. If a claim is denied, the Administrator, within ten (10) days after it receives the claim, will furnish the claimant with written notice of its decision, setting forth the specific reasons for the denial, references to the Plan provisions on which the denial is based, additional information necessary to perfect the claim, if any, and a description of the procedure for review of the denial. A claimant, or his authorized representative, may request a review of the denial of a claim for benefits by filing a written application with the Administrator within sixty (60) days after he receives notice of the denial. Such claimant or his authorized representative is entitled to review pertinent plan documents and submit written issues and comments to the Administrator. The Administrator, within ten (10) days after he receives a request for review, will furnish the claimant or his authorized representative, with written notice of its decision, setting forth the specific reasons for the decision and references to the pertinent Plan provisions on which the decision is based.

SECTION 7

Miscellaneous

7.1	Withholding of Taxes

The Company or the Subsidiary by which he is employed will withhold from any amount payable under the Plan all federal, state. city and local taxes as shall be legally required.

7.2	Amendment or Termination

The Plan may be amended in writing from time to time or the Plan may be terminated in writing at any time by the Company. However, no amendment or termination shall be effective until a date that is no earlier than thirty (30) days from the date of the amendment or termination of the Plan. All affected Participants will be promptly notified of any amendment or termination of the Plan.

7.3	No Right to Company Assets

Neither a Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company or any Subsidiary. Any benefits which become payable hereunder (i) are unfunded obligations of the Company and each Subsidiary and (i) shall be paid from the general assets of the Company or the Subsidiary by which the Participant is employed, except to the extent such benefits are paid from a so-called “rabbi trust” established by the Company or a Subsidiary, the assets of which are subject to the claims of the Company’s or any Subsidiary’s creditors in specified circumstances.

7.4	Selling or Closing of a Unit

Where a subsidiary or a plant, facility or any portion of the Company or a Subsidiary is sold, the provisions of the Plan shall not apply to affected Participants. In each such case, a separation arrangement, if any, may be developed within the limits of the Plan covering individual sale situations. Such arrangements must be approved by the Administrator. In the event of the sale of a Subsidiary, the Subsidiary will have no further rights to participate as a party to this Plan but will be subject to any liabilities and obligations incurred prior to the date of sale. In the event the Company enters into a business relationship with a third party to perform services which results in duties substantially performed by associates being transferred to the third party and associate is offered employment by the third party not requiring relocation (as defined under Section 4.8) and involving equivalent pay defined as +/- 10% of current base and bonus, separation benefits will not be payable. When a plant, facility, unit or any portion of the Company or a Subsidiary is closed or discontinued, the provisions of the Plan apply to affected Participants

7.5	Information to be Furnished by Participant

Participants and other persons entitled to benefits under the Plan must furnish to the Administrator or any designated delegate such documents, evidence, data or other information as the Administrator considers necessary or desirable for the purpose of administering the Plan. The provisions of the Plan for each Participant and each other person who is entitled to benefits under the Plan are on the condition that he furnish full, true and complete data, evidence or other information, and that he will promptly sign any document reasonably related to the administration of the Plan requested by the Administrator or any designated delegate.

7.6	Employment Rights

The Plan does not constitute a contract of employment and participation in the Plan will not give a participant the right to be rehired or retained in the employ of the company or any subsidiary, nor will participation in the Plan give any participant any right or claim to any benefit under the Plan, unless specifically provided under the terms of the Plan.

7.7	Evidence

Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.

7.8	Uniform Rules

In managing the Plan, the Administrator will apply uniform rules to all Participants similarly situated.

7.9	Gender and Number

Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.

7.10	Action by Company or any Subsidiary

Any action required or permitted by the Company or any Subsidiary under the Plan shall be by action of the Administrator or any designated delegate.

7.11	Controlling Laws

Except to the extent superseded by ERISA, the laws of Michigan shall be controlling in all matters relating to the Plan.

7.12	Interests Not Transferable

The interests of persons entitled to Separation Benefits under the Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Internal Revenue Code or any state’s income tax act, may not be voluntarily or involuntarily sold, transferred, alienated, assigned or encumbered.

7.13	Mistake of Fact

Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment made by reason thereof

7.14	Severability

In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

7.15	Vesting

Employees and Participants shall have no vested rights in the benefits provided under the Plan.

7.16	Headings and Counterparts

The headings of the Plan are inserted for convenience only and are not to be considered in construction of the provisions hereof The Plan may be executed simultaneously in multiple counterparts each of the same force and effect.

EXHIBIT A

TO

PROQUEST

SEPARATION BENEFITS PLAN

Upon the execution by an eligible Participant of a General Release in a form provided by the Company:

1.	Separation Pay Benefits payable to each such eligible Participant shall be determined as set forth below:
Category of Employee	Benefit Period
Nonexempt Participant (hourly and clerical)	Weekly Pay for two (2) weeks, plus one (1) additional week for each Year of Service, up to an aggregate maximum of Weekly Pay for sixteen (16) weeks.
Exempt Participant, other than a Participant described in the next category below	Weekly Pay for four (4) weeks, plus one (1) additional week for each Year of Service, up to an aggregate maximum of Weekly Pay for twenty-six (26) weeks.
Exempt Participant in any of the following categories: • Band I or II Executive Pay Band • Exempt Grade 14 and above	Weekly Pay for twelve (12) weeks, plus one and one-half (1-½) additional weeks for each Year of Service, up to an aggregate maximum of Weekly Pay for forty-two (42) weeks.

For purposes of the above schedule, in addition to a Participant’s Full Years of Service, a partial Year of Service shall also be counted, and a Participant will receive credit for less than a full Year of Service based on completed calendar months divided by twelve.

1.	All payments under Paragraph 1 of this Exhibit A shall be made in accordance with Section 4.3 of the Plan.

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